Exhibit 99.2
News Release
Amkor Announces Closing of $250 Million Offering of its 6.00% Convertible Senior Subordinated Notes due 2014
CHANDLER, Ariz., April 1, 2009 — Amkor Technology, Inc. (Nasdaq: AMKR) today announced that it has completed its previously announced offering of $250 million principal amount of its 6.00% Convertible Senior Subordinated Notes due 2014 (which includes the exercise in full of the over-allotment option granted to the initial purchasers). The notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and to Mr. James J. Kim, Amkor’s Chairman and Chief Executive Officer and largest shareholder, and certain entities controlled by Mr. Kim. Mr. Kim and his affiliates purchased $150 million of the notes.
The notes are convertible, subject to certain conditions, into shares of Amkor’s common stock at an initial conversion rate of 330.6332 shares of common stock per $1,000 aggregate principal amount of notes (which is equivalent to an initial conversion price of approximately $3.02 per share), subject to adjustment upon occurrence of certain events.
Amkor expects to use the net proceeds of the offering to repay, repurchase or otherwise retire existing debt and for general corporate purposes.
This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of these securities (including the shares of Amkor’s common stock into which the notes are convertible), nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.
About Amkor
Amkor is a leading provider of semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronics design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.
Forward Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, the statement regarding our expectations for the use of proceeds from the offering. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward looking statements. Important risk factors that could affect these statements and that could affect our operating results and financial condition are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the company’s subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward looking statements to reflect events or circumstances occurring after the date of this press release.
Company Contact:
Joanne Solomon
Corporate Vice President & CFO
480-821-5000 ext. 5416
jsolo@amkor.com